UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 9, 2013

Asian Trends Media Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

.000-52020	90-0201309
(Commission File Number)	(IRS Employer Identification No.)

203 Hankow Center, 5-15 Hankow Road
Tsimshatsui, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-2882-7026
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On April 9, 2013 Asian Trends Media Holdings, Inc. (the “Company” or “we”, “us”) dismissed Madsen & Associates CPA’s, Inc. (Madsen) as its independent registered accounting firm.  Madsen reported on the Company’s financial statements for the years ended December 31, 2011, 2010 and 2009.  Their opinion did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope, or accounting principles but was modified as to a going concern.

From March 11, 2009 when Madsen was engaged, through the dismissal of Madsen on April 9, 2013, there were no disagreements between the Company and Madsen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Madsen would have caused Madsen to make reference to the subject matter of the disagreements in connection with its reports.

The Company provided a copy of this disclosure to Madsen and an opportunity to furnish the Company with a letter stating whether it agrees or disagrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K.

Immediately following the dismissal of Madsen, our Board of Directors commenced contacting and interviewing other auditors in order to engage another firm as our independent auditor.  Effective April 9, 2013, we engaged Albert Wong & Co. as our new independent registered public accounting firm.  The decision to engage Albert Wong & Co. was approved by our board of directors.  During its two most recent fiscal years, and during any subsequent interim period prior to the date of Albert Wong & Co’s engagement, the Company did not consult the new auditor regarding either (i) the application  of accounting principles to a proposed or completed specified transaction, or the type of audit opinion that might be rendered, and neither a written report nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event within the meaning set forth in Regulation S-K, Item 304a(I)(iv) (a)(1)(v).

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

16.1                  Madsen Letter dated as of April 9, 2013

SIGNATURES

            In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASIAN TRENDS MEDIA HOLDINGS, INC.

Dated: April 9, 2013	/s/ Zhi Jian Zeng
Zhi Jian Zeng
Chief Executive Officer